Form 10-K, Exhibit 13
IDS SHURGARD INCOME GROWTH PARTNERS L P II
filed 1995-03-31
CIK 843023

IDS2-EGR.DOC -- Page 1
MANAGEMENT'S DISCUSSION & ANALYSIS

RESULTS OF OPERATIONS
      Revenues: Rental revenues rose $420,000 from 1993 to 1994, after a $378,000 increase from 1992 to 1993. The average rental rate per square foot rose each year from $7.39 in 1992 to $7.78 in 1993 to $8.08 in 1994. During 1993, an expansion was completed at Newport News North adding 26,000 square feet and, as a result, the storage center's revenues increased $66,000 from 1992 to 1993 and $108,000 from 1993 to 1994. The Kennydale facility also showed impressive increases primarily from rising occupancy; revenues for this center rose $161,000 from 1992 to 1993 and $94,000 from 1993 to 1994. The average occupancy for all of the Partnership's storage centers was 90%, 91% and 85% at December 31, 1994, 1993 and 1992,
respectively.
      Expenses: Operating expenses increased $89,000 in 1994 after a $86,000 increase in 1993. Increases in 1994 were primarily attributable to repair and maintenance costs for the air conditioning unit at T.C. Jester and higher salary cost throughout the Partnership's storage centers. The 1993 increase was partially due to larger performance bonuses paid to storage center managers and the cost of the telephone center personnel and equipment. Also, utility expense increased due to the expansion of Newport News North in 1993.
      From 1992 to 1993 real estate taxes increased due to assessment increases at T.C. Jester and Kennydale and the expansion of Newport News North in 1993. The decreases in real estate taxes in 1994 are accredited to winning an appeal for Kennydale's 1993 and 1994 assessed value. The refund due for 1993 taxes was offset against the taxes due in 1994.
       Interest expense rose $72,000 and $64,000 in 1994 and 1993, respectively. The increases in 1994 and 1993 are due to the Partnership borrowings on their line of credit to finance the expansion of Newport News North in 1993 and was subsequently refinanced in 1994.

LIQUIDITY AND CAPITAL RESOURCES
      Cash From Operations: Cash from operations increased $461,000 from 1993 to 1994, after decreasing $189,000 from 1992 to 1993. These fluctuations reflect changes in earnings adjusted by the timing of certain expense payments and payments due to affiliates. Cash balances are adequate to support the future operating needs of the Partnership.
      Investing Activities: The Partnership has invested $553,000 during 1994 to expand the Chesapeake facility. This project entails the construction of two, one-story buildings totaling approximately 26,000 square feet of storage space, as well the addition of 2,400 square feet of RV parking. The new addition is expected to be open in April 1995 and will cost approximately $1,300,000. Expenditures during 1994 were funded from operating cashflow and cash reserves; the remaining costs will be funded primarily from the line of credit. The expansion of the Partnership's existing facilities provide an opportunity to increase revenue without a significant increase in operating costs. In 1993 the Partnership completed the expansion at Newport News North at a cost of $763,000. This expansion added 26,000 square feet to the existing 33,000 square feet of storage. The additional space includes both climate controlled and non-climate controlled units.
     Investments in storage centers improvements have been $51,000, $47,000 and $360,000 during 1994, 1993 and 1992. In 1992, investments were primarily for the completion of tenant improvements at Kennydale. Planned improvements for 1995 total approximately $71,000 and include security equipment at Orange as well as pavement work at Sterling Heights and Bellefield. These improvements are expected to be funded from operations.
      Financing Activities: In 1994, the Partnership converted their $1,250,000 line of credit into a seven year note which will mature in March of 2001. The Partnership borrowed these funds in 1993 to fund the expansion at Newport News North and replenish cash reserves. Additionally, the Partnership has obtained bridge loan financing to fund the Chesapeake expansion. Under this credit facility, the Partnership can borrow up to $1,500,000 at prime plus 0.5% until May 1, 1995, at which time any outstanding balance converts to a term note. No amounts are currently outstanding on this loan.
      Distributions to Partners: Annualized distributions rates were 6.31% for 1994 and 6.25% for 1992 through 1993. Distributions are expected to continue on a quarterly basis and will reflect the Partnership's future operating results and cash position.


SELECTED FINANCIAL INFORMATION
                                  At or For the Year Ended December 31,
                         1994        1993        1992        1991        1990
                     ----------- ----------- ----------- ----------- -----------
 Rental Revenue      $ 4,037,720 $ 3,617,849 $ 3,239,555 $ 2,277,377 $ 2,007,036
                     =========== =========== =========== =========== ===========
Interest Income      $    19,765 $     3,549 $     7,191 $   104,082 $   404,066
                     =========== =========== =========== =========== ===========
Earnings             $ 1,340,145 $ 1,094,475 $   967,598 $ 1,133,764 $ 1,234,198
                     =========== =========== =========== =========== ===========
Earnings per Unit of Limited
  Partnership Interest $   11.06 $      9.03 $      7.99 $      9.36 $     10.59
                     =========== =========== =========== =========== ===========
Distributions to
  Limited Partners   $ 1,816,578 $ 1,798,591 $ 1,798,591 $ 1,798,591 $ 1,372,551
                     =========== =========== =========== =========== ===========
Distributions per Unit of
  Limited Partnership
  Interest           $     15.78 $     15.62 $     15.62 $     15.62 $     12.40
                     =========== =========== =========== =========== ===========
Total  Assets        $25,866,021 $26,321,921 $26,123,867 $26,371,546 $25,737,965
                     =========== =========== =========== =========== ===========
Total Debt           $ 2,938,331 $ 3,005,313 $ 1,793,868 $ 1,240,000 $    _
                     =========== =========== =========== =========== ===========
Partners'Equity      $22,466,953 $23,038,996 $23,837,776 $24,763,433 $25,522,924
                     =========== =========== =========== =========== ===========

BALANCE SHEETS
                                                       December 31,
                                                    1994         1993
                                                 ----------   ----------
Assets:
  Cash and cash equivalents                       $ 384,867    $ 621,073
  Storage centers, net                           25,126,512   25,355,084
  Other assets                                      174,768      133,076
  Amortizable assets, less accumulated
    amortization of $279,821 and $208,986           179,874      212,688
                                                 ----------  -----------
         Total Assets                           $25,866,021  $26,321,921
                                                ===========  ===========

Liabilities and partners' equity (deficit):
  Liabilities:
    Accounts payable and other accrued expenses   $ 169,033    $ 170,894
    Construction payable                            173,572
    Unearned rent and tenant deposits               118,132      106,718
    Line of credit                                             1,250,000
    Notes payable                                 2,938,331    1,755,313
                                                 ----------   ----------
         Total Liabilities                        3,399,068    3,282,925
                                                 ----------   ----------
  Commitments (Note F)
  Partners' equity (deficit):
    Limited partners                             22,623,217   23,166,657
    General partner                               (156,264)    (127,661)
                                                 ----------   ----------
         Total Partners' Equity                  22,466,953   23,038,996
                                                 ----------   ----------
         Total Liabilities and Partners' Equity $25,866,021  $26,321,921
                                                ===========  ===========


COMBINED STATEMENTS OF EARNINGS
                                             Year Ended December 31,
                                           1994        1993         1992
                                       ----------- -----------  -----------
Revenues:
  Rental                                $4,037,720  $3,617,849   $3,239,555
  Interest income                           19,765       3,549        7,191
                                        ----------- -----------  -----------
          Total Revenues                 4,057,485  3, 621,398    3,246,746
                                        ----------- -----------  -----------

Expenses:
  Operating                                875,926     786,459      700,474
  Property management fees                 242,259     217,121      193,764
  Depreciation                             832,554     814,883      793,997
  Real estate taxes                        327,337     337,741      297,668
  Interest                                 237,962     166,036      102,090
  Amortization                              70,835      78,580       76,240
  Administrative                           130,467     126,103      114,915
                                        ----------- -----------  -----------
         Total Expenses                  2,717,340   2,526,923    2,279,148
                                        ----------- -----------  -----------

Earnings                                $1,340,145  $1,094,475   $  967,598
                                        =========== ===========  ===========

Earnings per unit of limited
  partnership interest                  $    11.06  $     9.03   $     7.99
                                        =========== ===========  ===========

Distributions per unit of limited
  partnership interest                  $    15.78  $    15.62   $    15.62
                                        =========== ===========  ===========


STATEMENTS OF PARTNERS' EQUITY (DEFICIT)
                                 Limited PartnersGeneral Partner   Total
                                 ------------------------------ ------------
Balance, January 1, 1992         $ 24,804,870   $  (41,437)   $24,763,433
Distributions                      (1,798,591)     (94,664)    (1,893,255)
Earnings                              919,218       48,380        967,598
                                -------------  ------------  -------------

Balance, December 31, 1992         23,925,497      (87,721)    23,837,776
Distributions                      (1,798,591)     (94,664)    (1,893,255)
Earnings                            1,039,751       54,724      1,094,475
                                -------------  ------------  -------------

Balance, December 31, 1993         23,166,657     (127,661)    23,038,996
Distributions                      (1,816,578)     (95,610)    (1,912,188)
Earnings                            1,273,138       67,007      1,340,145
                                -------------  ------------  -------------

Balance, December 31, 1994       $ 22,623,217   $ (156,264)   $22,466,953
                                =============  ============  =============


STATEMENTS OF CASH FLOWS
                                            Year Ended December 31,
                                    ---------------------------------------
                                         1994         1993          1992
                                     -----------   ----------   -----------
Operating activities:
  Earnings                            $1,340,145   $1,094,475   $ 967,598
  Adjustments to reconcile earnings
   to net cash provided by operating activities:
     Depreciation and amortizatio n      903,389      893,463     870,237
     Changes in operating accounts:
      Other assets                       (41,692)     (22,696)    (22,677)
      Accounts payable and other
       accrued expenses                   (1,861)    (212,815)    127,166
      Unearned rent and tenant deposits   11,414      (1,796)      (3,056)
                                       ---------   ----------  ----------
   Net cash provided by operating
     activities                        2,211,395    1,750,631   1,939,268
                                      ----------   ----------  ----------

Investing activities:
  Improvements to storage centers       (430,410)    (809,619)   (360,349)
                                       ---------   ----------    --------

Financing activities:
  Proceeds from line of credit                      1,250,000     360,000
  Payments on line credit             (1,250,000)              (1,600,000)
  Payments of loan costs                 (38,021)      (2,671)    (34,201)
  Payment of notes payable               (66,982)     (38,555)     (6,132)
  Proceeds from notes payable          1,250,000                1,800,000
  Distributions to partners           (1,912,188)  (1,893,255) (1,893,255)
                                      ----------   ----------  ----------
   Net cash used in
      financing activities            (2,017,191)    (684,481) (1,373,588)
                                      ----------   ----------  ----------
  (Decrease) increase in cash and
   cash equivalents                     (236,206)     256,531     205,331
  Cash and cash equivalents
   at beginning of year                  621,073      364,542     159,211
                                      ----------   ----------  ----------
  Cash and cash equivalents
   at end of year                      $ 384,867    $ 621,073   $ 364,542
                                      ==========   ==========  ==========

Supplemental disclosure of
  cash flow information:
   Cash paid during year for interest  $ 237,962    $ 166,036   $ 102,090
                                      ==========   ==========  ==========

Supplemental Disclosure of non-cash investing activities:
   Liabilities incurred in connection with
     the improvement and construction
     of storage centers                $ 173,572    $    _      $    _
                                      ==========   ==========  ==========


NOTES TO FINANCIAL STATEMENTS
                    Three Years Ended December 31, 1994

NOTE A  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
       General: IDS/Shurgard Income Growth Partners L.P. II (the Partnership) was organized under the laws of the State of Washington on November 15, 1988, for the purpose of acquiring, developing and operating storage centers. The Partnership will terminate December 31, 2030, unless terminated at an earlier date. The general partner is Shurgard Associates L.P. II, a Washington limited partnership.
      As  of  December  31,  1994, there were approximately  4,200  limited partners in the Partnership. There were 115,100 units of limited partnership interest outstanding at a contribution of $250 per unit.
       Cash   Equivalents:   Cash  equivalents  consist  of  money  market
instruments with original maturities of 90 days or less.
      Storage Centers: Storage centers, including land, buildings and equipment, are recorded at cost. Depreciation on buildings and equipment is recorded on a straight-line basis over their estimated useful lives which range from three to thirty years.
      Amortizable Assets: Amortizable assets, consisting of loan costs and non compete covenants, are amortized over their expected useful lives of three to eight years.
      Rental Revenue: Rental revenue is recognized as earned under accrual accounting principles.
      Taxes on Income: The financial statements do not reflect a provision for Federal income taxes because such taxes are the responsibility of the individual partners.
      Earnings Per Unit of Limited Partnership Interest: Earnings per unit of limited partnership interest is based on earnings allocated to the limited partners divided by the number of limited partnership units outstanding during the year (115,110 units for each of the three years ended December 31, 1994).
     Distributions Per Unit of Limited Partnership Interest: Distributions per unit of limited partnership interest is based on the total amount distributed to limited partners divided by the number of limited partnership units outstanding during the year (115,110 units for each of the three years ended December 31, 1994).
      Reclassification: Certain items in the 1992 and 1993 financial statements have been reclassified to conform with current year presentation.

NOTE B  STORAGE CENTERS
     Storage centers consist of the following
                                              December 31,
                                     ------------------------------
                                           1994           1993
                                      -------------  -------------
          Land                         $ 5,848,181    $ 5,848,181
          Buildings                     22,381,990     21,813,897
          Equipment                        732,213        696,324
                                       -------------  -------------
                                        28,962,384     28,358,402
          Less accumulated depreciation (3,835,872)    (3,003,318)
                                       -------------  -------------
                                       $25,126,512    $25,355,084
                                       =============  =============

NOTE C  TRANSACTIONS WITH AFFILIATES
      In connection with the management of both the storage centers and the Partnership, the Partnership has paid or accrued the following amounts to its named affiliates:

                                           Year Ended December 31,
                                    --------------------------------------
                                         1994        1993         1992
                                     ----------   ---------    ----------
          Partnership management expenses
          and reimbursement at cost  $  64,800     $ 83,700   $  57,700
          Property management fees     242,300      217,100     193,800

NOTE D  NOTE PAYABLE
                                                           December 31,
                                                   ---------------------------
                                                         1994          1993
                                                     -----------    ----------
          Note payable to a commercial bank.  Secured
            by real estate and payable in monthly in-
            stallments of $15,056, including principal
            and interest at 8%, due October 1999.
            The note reprices in September 1997
            1997 and can be fixed for various periods
            at the Partnership's option.              $1,713,603   $1,755,313
          Note payable to a commercial bank.
            Secured by real estate and payable
            in monthly installments of $10,539,
            including principal and interest at 8.125%,
            due March 2001.  The note reprices in
            March 1995 and can be fixed for various
            periods at the Partnership's option.       1,224,728
                                                      -----------  -----------
                                                      $2,938,331   $1,755,313
                                                      ===========  ===========

      The approximate maturities of principal on these notes payable over the next five fiscal years are as follows:

           1995                                 $ 72,608
           1996                                   78,671
           1997                                   85,241
           1998                                   92,359
           1999                                   89,357
           Thereafter                           2,520,095

      In June 1994, the Partnership obtained a $1,500,000 line of credit to fund the Chesapeake buildout. The line bears interest at prime plus .5% and is available until May 1, 1995 at which time the outstanding balance converts to a term note. At the time of conversion the Partnership may elect from various interest rates and terms up to seven years. Currently, the Partnership has not drawn on the line of credit.
      In addition, at December 31, 1993 the Partnership had $1,250,000 outstanding on a fully drawn line of credit, bearing interest at .5% above prime rate. This line of credit was replaced by permanent financing in March 1994.

NOTE E  LEASE
      The Partnership leases retail space at the Kennydale facility to a single tenant under a noncancellable operating lease which expires October 31, 2003. The lease is renewable at current market rates at that time. Future minimum lease receipts are as follows:

           1995                                $ 125,338
           1996                                  125,338
           1997                                  125,338
           1998                                  110,578
           1999                                  103,198
           2000 to 2003                          412,792
                                               ----------
                                               $1,002,582
                                               ==========

NOTE F  COMMITMENT
      The Partnership has signed a construction contract for the expansion of the Chesapeake facility. The remaining commitment under this contract is $450,000.


                       INDEPENDENT AUDITORS' REPORT

General Partners and Limited Partners
IDS/Shurgard Income Growth Partners L.P. II
Seattle, Washington

     We have audited the accompanying balance sheets of IDS/Shurgard Income Growth Partners L.P. II as of December 31, 1994 and 1993, and the related statements of earnings, partners' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.


Deloitte & Touche LLP

Seattle, Washington
February 6, 1995