Form 10-K405, Exhibit 13
period 1995-12-31
IDS SHURGARD INCOME GROWTH PARTNERS L P II
filed 1996-03-28
CIK 843023

MANAGEMENT'S DISCUSSION & ANALYSIS
RESULTS OF OPERATIONS
    REVENUE: The Partnership's rental revenue rose $271,000 and $420,000 in 1995 and 1994, respectively. These increases resulted primarily from the rise in the average rental rate per square foot from $7.78 in 1993 to $8.08 in 1994 to $8.59 in 1995 as well as storage center expansions. Additionally, earnings increased $120,000 in 1995 and $246,000 in 1994. The average occupancy for all of the Partnership's storage centers was 87%, 90%, and 91% at December 31, 1995, 1994 and 1993, respectively. Although the average occupancy for the Partnership decreased three percentage points during 1995, total revenues increased as a result of the Partnership seeking to maximize revenue by adjusting rents to match demand. Store managers evaluate their store's rental rates, based on unit demand, unit availability and competitors' rental rates. The Partnership trains its store managers in revenue optimization and empowers them to adjust marginal rental rates based on their "on the ground" analysis of demand and availability at their particular store. In addition, the use of month-to-month leases, combined with customer turnover, allows rents to be quickly adjusted to match current demand in a flexible manner.
    EXPENSES: Operating expenses increased $68,000 in 1995 after an $89,000 increase in 1994. Operating expenses for 1995 rose primarily due to 1) increased hours worked by store managers, 2) higher postage and supply costs, 3) increased payout of tenant claims and foreclosure expenses and 4) the increase in utility expense at the Chesapeake storage center due to the new expansion. Increases in 1994 were primarily attributable to repair and maintenance costs for the air conditioning unit at T.C. Jester and higher salary cost throughout the Partnership's storage centers.
    Real estate expense has decreased each year from 1993 to 1995. The slight decrease in 1995 was due to a tax refund received in 1995 as a result of the successful real estate tax appeal of the Sterling Heights storage center's 1994 assessed value. The decrease in real estate taxes in 1994 was accredited to winning an appeal for Kennydale's 1993 and 1994 assessed value. The refund due for 1993 taxes was offset against the taxes due in 1994. The Partnership does not expect to be able to continue to decrease real estate taxes in the future.
    Additionally, interest expense rose $16,000 and $72,000 in 1995 and 1994, respectively. The increase in 1995 was due to additional borrowings on the Partnership's line of credit to fund the Chesapeake expansion as well as the slight rise in interest rates from 8.125% at December 31, 1994 to 8.5% at December 31, 1995 on the commercial bank note totaling $1,200,000. The increase in 1994 was due to the Partnership borrowing on their line of credit to finance the expansion of Newport News North which was subsequently refinanced.
    Administrative expenses rose $29,000 in 1995 after a slight increase in 1994. The 1995 increase is primarily due to the increase in printing costs for the Partnership's quarterly and annual reports.

LIQUIDITY AND CAPITAL RESOURCES
    CASH FROM OPERATIONS: Cash from operations increased by $460,800 from 1993 to 1994 and $289,500 from 1994 to 1995, reflecting the increase in earnings. These fluctuations reflect changes in earnings adjusted by the timing of certain expense payments and payments due to affiliates. Management believes that cash balances and cash flow from operations will be adequate to support the future operating needs of the Partnership.
    INVESTING ACTIVITIES: During 1994 and 1995 the Partnership invested approximately $1,200,000 to expand the Chesapeake storage center. This project entailed the construction of two, one-story buildings adding approximately 26,000 square feet of storage space, as well as the addition of 2,400 square feet of RV parking. The new expansion opened the beginning of April 1995 and is currently 76% occupied. The expenditures during 1994 and 1995 were primarily funded from operating cash flow and cash reserves; the remaining costs were funded from the line of credit. The expansion of the Partnership's existing facilities provide an opportunity to increase revenue without a significant increase in operating costs. In 1993 the Partnership completed the expansion at Newport News North at a cost of $763,000. This expansion added 26,000 square feet to the existing 33,000 square feet of storage. The additional space includes both climate controlled and non-climate controlled units.
    Additionally, investments in the remaining storage centers have been $69,000, $51,000, and $47,000 in 1995, 1994, and 1993, respectively. In 1995, investments included pavement work at the Sterling Heights and Bellefield storage centers as well as security upgrades at the Orange storage center. The majority of improvement in 1994 were security upgrades at the Orange and Sterling Heights storage centers. During 1993 improvements included new pavement at the Bellefield and Sterling Heights storage centers as well as new doors installed at the Orange storage center. Planned improvements for 1996 total approximately $91,000 and are expected to be funded from operations of the Partnership.
    FINANCING ACTIVITIES: On May 1, 1995, the Partnership obtained an $850,000 non-revolving line of credit with interest rate of prime plus one half percent, maturing May 1, 1997. During 1995, the Partnership drew $470,000 on the line of credit in order to fund the Chesapeake expansion. The Partnership intends to pay off or refinance this line of credit from operating cash flow over the next two years. Additionally, in 1994, the Partnership converted its $1,250,000 line of credit into a seven year note which will mature in March of 2001.
    DISTRIBUTIONS TO PARTNERS: Annualized distribution rates were 6.5%, 6.31% and 6.25% for 1995, 1994 and 1993, respectively. Distributions are expected to continue on a quarterly basis and will reflect the Partnership's future operating results and cash position.
    POTENTIAL TRANSACTION: The Partnership is currently conducting discussions with an affiliated party regarding the possible acquisition of an interest in, or a merger with, the Partnership. Whether and when the Partnership will reach agreement regarding this potential acquisition will depend on a number of factors. There can be no assurance that any agreement will be reached, or if reached, that the transactions contemplated thereby will be consummated.


SELECTED FINANCIAL INFORMATION


                                                 At or For Year Ended December 31,
                                 1995          1994           1993           1992           1991
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
Rental Revenue              $ 4,308,603    $ 4,037,720    $ 3,617,849    $ 3,239,555    $ 2,277,377
------------------------------------------------------------------------------------------------------
Interest Income                 $11,044        $19,765         $3,549         $7,191    $   104,082
------------------------------------------------------------------------------------------------------
Earnings                    $ 1,460,799    $ 1,340,145    $ 1,094,475    $   967,598    $ 1,133,764
------------------------------------------------------------------------------------------------------
Earnings per Unit of
   Limited
------------------------------------------------------------------------------------------------------
   Partnership Interest     $     12.06    $     11.06    $      9.03    $      7.99    $      9.36
------------------------------------------------------------------------------------------------------
Distributions to
------------------------------------------------------------------------------------------------------
   Limited Partners         $ 1,870,536    $ 1,816,578    $ 1,798,591    $ 1,798,591    $ 1,798,591
------------------------------------------------------------------------------------------------------
Distributions per Unit of
------------------------------------------------------------------------------------------------------
   Limited Partnership
------------------------------------------------------------------------------------------------------
   Interest                      $16.25         $15.78         $15.62         $15.62         $15.62
------------------------------------------------------------------------------------------------------
Total Assets                $25,685,359    $25,866,021    $26,321,921    $26,123,867    $26,371,546
------------------------------------------------------------------------------------------------------
Total Debt                  $ 3,337,661    $ 2,938,331    $ 3,005,313    $ 1,793,868    $ 1,240,000
------------------------------------------------------------------------------------------------------
Partners' Equity            $21,958,768    $22,466,953    $23,038,996    $23,837,776    $24,763,433
------------------------------------------------------------------------------------------------------


BALANCE SHEETS


                                                         December 31,
                                                    1995             1994
-------------------------------------------------------------------------------
Assets:
-------------------------------------------------------------------------------
   Cash and cash equivalents                    $   455,167      $   384,867
-------------------------------------------------------------------------------
   Storage centers, net                          24,965,503       25,126,512
-------------------------------------------------------------------------------
   Other assets                                     155,712          174,768
-------------------------------------------------------------------------------
   Amortizable assets, less accumulated
-------------------------------------------------------------------------------
     amortization of $350,718 and $279,821          108,977          179,874
-------------------------------------------------------------------------------
        Total Assets                            $25,685,359      $25,866,021
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Liabilities and partners' equity (deficit):
-------------------------------------------------------------------------------
   Liabilities:
-------------------------------------------------------------------------------
   Accounts payable and other accrued expenses  $   256,049      $   169,033
-------------------------------------------------------------------------------
   Construction payable                                              173,572
-------------------------------------------------------------------------------
   Unearned rent and tenant deposits                132,881          118,132
-------------------------------------------------------------------------------
   Line of credit                                   470,000
-------------------------------------------------------------------------------
   Notes payable                                  2,867,661        2,938,331
-------------------------------------------------------------------------------
        Total Liabilities                         3,726,591        3,399,068
-------------------------------------------------------------------------------
   Partners' equity (deficit):
-------------------------------------------------------------------------------
        Limited partners                         22,140,440       22,623,217
-------------------------------------------------------------------------------
        General partner                            (181,672)        (156,264)
-------------------------------------------------------------------------------
          Total Partners' Equity                 21,958,768       22,466,953
-------------------------------------------------------------------------------
          Total Liabilities and Partners'
            Equity                              $25,685,359      $25,866,021
-------------------------------------------------------------------------------


See notes to financial statements.

STATEMENTS OF EARNINGS


                                                                          Year Ended December 31,
                                                              1995                1994                 1993
---------------------------------------------------------------------------------------------------------------
REVENUE:
---------------------------------------------------------------------------------------------------------------
   Rental                                                  $4,308,603          $4,037,720          $3,617,849
---------------------------------------------------------------------------------------------------------------
   Interest income                                             11,044              19,765               3,549
---------------------------------------------------------------------------------------------------------------
        Total Revenue                                       4,319,647           4,057,485           3,621,398
---------------------------------------------------------------------------------------------------------------
EXPENSES:
---------------------------------------------------------------------------------------------------------------
   Operating                                                  943,532             875,926             786,459
---------------------------------------------------------------------------------------------------------------
   Property management fees                                   258,253             242,259             217,121
---------------------------------------------------------------------------------------------------------------
   Depreciation                                               848,364             832,554             814,883
---------------------------------------------------------------------------------------------------------------
   Real estate taxes                                          324,450             327,337             337,741
---------------------------------------------------------------------------------------------------------------
   Interest                                                   254,026             237,962             166,036
---------------------------------------------------------------------------------------------------------------
   Amortization                                                70,897              70,835              78,580
---------------------------------------------------------------------------------------------------------------
   Administrative                                             159,326             130,467             126,103
---------------------------------------------------------------------------------------------------------------
     Total Expenses                                         2,858,848           2,717,340           2,526,923
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
EARNINGS                                                   $1,460,799          $1,340,145          $1,094,475
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
EARNINGS PER UNIT OF LIMITED PARTNERSHIP INTEREST          $    12.06          $    11.06          $     9.03
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS PER UNIT OF LIMITED PARTNERSHIP INTEREST     $    16.25          $    15.78          $    15.62
---------------------------------------------------------------------------------------------------------------


See notes to financial statements.

STATEMENTS OF PARTNERS' EQUITY (DEFICIT)


                                                        Limited Partners      General Partner         Total
---------------------------------------------------------------------------------------------------------------
Balance, January 1, 1993                                  $23,925,497           $ (87,721)        $23,837,776
---------------------------------------------------------------------------------------------------------------
Distributions                                              (1,798,591)            (94,664)         (1,893,255)
---------------------------------------------------------------------------------------------------------------
Earnings                                                    1,039,751              54,724           1,094,475
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                                 23,166,657            (127,661)         23,038,996
---------------------------------------------------------------------------------------------------------------
Distributions                                              (1,816,578)            (95,610)         (1,912,188)
---------------------------------------------------------------------------------------------------------------
Earnings                                                    1,273,138              67,007           1,340,145
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                                 22,623,217            (156,264)         22,466,953
---------------------------------------------------------------------------------------------------------------
Distributions                                              (1,870,536)            (98,448)         (1,968,984)
---------------------------------------------------------------------------------------------------------------
Earnings                                                    1,387,759              73,040           1,460,799
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                                $22,140,440           $(181,672)        $21,958,768
---------------------------------------------------------------------------------------------------------------


See notes to financial statements.

STATEMENTS OF CASH FLOWS


                                                                                Year Ended December 31,
                                                                      1995                1994               1993

OPERATING ACTIVITIES:
---------------------------------------------------------------------------------------------------------------------
  Earnings                                                     $ 1,460,799         $ 1,340,145         $ 1,094,475
---------------------------------------------------------------------------------------------------------------------
  Adjustments to reconcile earnings
---------------------------------------------------------------------------------------------------------------------
    to net cash provided by operating activities:
---------------------------------------------------------------------------------------------------------------------
      Depreciation and amortization                                919,261             903,389             893,463
---------------------------------------------------------------------------------------------------------------------
      Changes in operating accounts:
---------------------------------------------------------------------------------------------------------------------
        Other assets                                                19,056             (41,692)            (22,696)
---------------------------------------------------------------------------------------------------------------------
        Accounts payable and other accrued expenses                 87,016              (1,861)           (212,815)
---------------------------------------------------------------------------------------------------------------------
        Unearned rent and tenant deposits                           14,749              11,414              (1,796)
---------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                  2,500,881           2,211,395           1,750,631
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
---------------------------------------------------------------------------------------------------------------------
    Construction of and improvements to storage centers           (860,927)           (430,410)           (809,619)
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
---------------------------------------------------------------------------------------------------------------------
    Proceeds from (payments on) line of credit                     470,000          (1,250,000)          1,250,000
---------------------------------------------------------------------------------------------------------------------
    Payment of loan costs                                                              (38,021)             (2,671)
---------------------------------------------------------------------------------------------------------------------
    Payments on notes payable                                      (70,670)            (66,982)            (38,555)
---------------------------------------------------------------------------------------------------------------------
    Proceeds from notes payable                                                      1,250,000
---------------------------------------------------------------------------------------------------------------------
    Distributions to partners                                   (1,968,984)         (1,912,188)         (1,893,255)
---------------------------------------------------------------------------------------------------------------------
      Net cash used in financing activities                     (1,569,654)         (2,017,191)           (684,481)
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
    Increase (decrease) in cash and
---------------------------------------------------------------------------------------------------------------------
      cash equivalents                                              70,300            (236,206)            256,531
---------------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents
---------------------------------------------------------------------------------------------------------------------
      at beginning of year                                         384,867             621,073             364,542
---------------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents at end of year                   $   455,167         $   384,867         $   621,073
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
---------------------------------------------------------------------------------------------------------------------
      Cash paid during  year for interest                      $   254,026         $   237,962         $   166,036
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:
---------------------------------------------------------------------------------------------------------------------
      Liabilities incurred in connection with
---------------------------------------------------------------------------------------------------------------------
        the improvement and construction
---------------------------------------------------------------------------------------------------------------------
        of storage centers                                     $        --         $   173,572         $        --
---------------------------------------------------------------------------------------------------------------------


See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    GENERAL: IDS/Shurgard Income Growth Partners L.P. II (the Partnership) was organized under the laws of the State of Washington on November 15, 1988, to serve as a vehicle for investments in and ownership of , a professionally managed, real estate portfolio consisting of self storage properties which provide month-to-month leases for business and personal use. The Partnership will terminate December 31, 2030, unless terminated at an earlier date. The general partner is Shurgard Associates L.P. II, a Washington limited partnership.
    As of December 31, 1995, there were approximately 4,200 limited partners in the Partnership. There were 115,100 units of limited partnership interest outstanding at a contribution of $250 per unit.
    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results can differ from those estimates.
    CASH EQUIVALENTS: Cash equivalents consist of money market instruments with original maturities of 90 days or less.
    STORAGE CENTERS: Storage centers, including land, buildings and equipment, are recorded at cost. Depreciation on buildings and equipment is recorded on a straight-line basis over their estimated useful lives which range from three to thirty years.
    AMORTIZABLE ASSETS: Amortizable assets, consisting of loan costs and non-compete covenants, are amortized over their expected useful lives of three to eight years.
    RENTAL REVENUE: Rental revenue is recognized as earned under accrual accounting principles.
    TAXES ON INCOME: The financial statements do not reflect a provision for Federal income taxes because such taxes are the responsibility of the individual partners.
    LITIGATION: The Partnership has a policy of accruing for probable losses, which if any, could be material to the future financial position or results of operations. As of December 31, 1995 there are currently no known probable losses, therefore, no such accruals have been made.
    EARNINGS PER UNIT OF LIMITED PARTNERSHIP INTEREST: Earnings per unit of limited partnership interest is based on earnings allocated to the limited partners divided by the number of limited partnership units outstanding during the year (115,110 units for each of the three years ended December 31, 1995).
    DISTRIBUTIONS PER UNIT OF LIMITED PARTNERSHIP INTEREST: Distributions per unit of limited partnership interest is based on the total amount distributed to limited partners divided by the number of limited partnership units outstanding during the year (115,110 units for each of the three years ended December 31, 1995).
    VALUATION OF LONG LIVED ASSETS: The Partnership, using its best estimates based on reasonable and supportable assumptions and projections, reviews storage centers and other assets for impairment whenever events or changes in circumstances have indicated that the carrying amounts of its assets might not be recoverable. Impaired assets are reported at the lower of cost or fair value. At December 31, 1995, no assets had been written down.

NOTE B - STORAGE CENTERS
     Storage centers consist of the following :


                                                         December 31,
                                                     1995            1994
            ----------------------------------------------------------------
            Land                              $ 6,014,514      $ 5,848,181
            ----------------------------------------------------------------
            Buildings                          22,762,245       22,381,990
            ----------------------------------------------------------------
            Equipment                             872,980          732,213
            ----------------------------------------------------------------
                                               29,649,739       28,962,384
            ----------------------------------------------------------------
            Less accumulated depreciation      (4,684,236)      (3,835,872)
            ----------------------------------------------------------------
                                              $24,965,503      $25,126,512
            ----------------------------------------------------------------


    Construction in progress was $625,437 in 1994 and is included in Buildings.

NOTE C - TRANSACTIONS WITH AFFILIATES

    In connection with the management of both the storage centers and the Partnership, the Partnership has paid or accrued management expenses, reimbursements, and a monthly property management fee equal to 6% of the properties gross revenue to Shurgard Storage Centers, Inc., an affiliate of the general partner. On March 24, 1995 the Management Company of Shurgard Incorporated merged with Shurgard Storage Centers, Inc. Prior to the merger date such fees were paid to the Management Company of Shurgard Incorporated.


                                                  Year Ended December 31,
                                                 1995      1994      1993
            ----------------------------------------------------------------
            Partnership management expenses
            ----------------------------------------------------------------
              and reimbursement at cost       $ 54,700  $ 64,800  $ 83,700
            ----------------------------------------------------------------
            Property management fees           258,253   242,259   217,121
            ----------------------------------------------------------------


NOTE D - NOTE PAYABLE


                                                        December 31,
                                                    1995           1994
            ----------------------------------------------------------------
            Note payable to a commercial
            ----------------------------------------------------------------
              bank.  Secured by real estate
            ----------------------------------------------------------------
              and payable in monthly
            ----------------------------------------------------------------
              installments of $15,056,
            ----------------------------------------------------------------
              including principal and
            ----------------------------------------------------------------
              interest at 8%, due October
            ----------------------------------------------------------------
              1999.  The note reprices in
            ----------------------------------------------------------------
              September 1997 and can be
            ----------------------------------------------------------------
              fixed for various periods at
            ----------------------------------------------------------------
              the Partnership's option.          $1,668,337     $1,713,603
            ----------------------------------------------------------------
            Note payable to a commercial
            ----------------------------------------------------------------
              bank.  Secured by real estate
            ----------------------------------------------------------------
              and payable in monthly
            ----------------------------------------------------------------
              installments of $10,837,
            ----------------------------------------------------------------
              including principal and interest
            ----------------------------------------------------------------
              at 8.25%, due March 2001.  The
            ----------------------------------------------------------------
              note reprices in September 1996
            ----------------------------------------------------------------
              and can be fixed for various
            ----------------------------------------------------------------
              periods at the Partnership's
            ----------------------------------------------------------------
              option.                             1,199,324      1,224,728
            ----------------------------------------------------------------
                                                 $2,867,661     $2,938,331
            ----------------------------------------------------------------

            Based on the borrowing rates currently available to the Partnership for bank loans with similar terms and average maturities, the fair value of the fixed rate long-term debt which matures October, 1999 is estimated to be $1,765,000. The note maturing March 2001 reprices to market every six months, accordingly, the recorded value approximates fair value.
     The approximate maturities of principal on these notes payable over the next five years are as follows:


            ----------------------------------------------------------------
                1996                                            $   78,207
            ----------------------------------------------------------------
                1997                                                84,856
            ----------------------------------------------------------------
                1998                                                92,071
            ----------------------------------------------------------------
                1999                                                99,899
            ----------------------------------------------------------------
                2000                                               108,395
            ----------------------------------------------------------------
                thereafter                                       2,404,233
            ----------------------------------------------------------------
                                                                $2,867,661
            ----------------------------------------------------------------

     On May 1, 1995 the Partnership obtained an $850,000 non-revolving line of credit with interest rate of prime plus one half percent (9% at December 31, 1995), maturing May 1, 1997. During the year, the Partnership drew $470,000 on the line of credit in order to fund the Chesapeake expansion.

NOTE E - LEASE
     The Partnership leases retail space at the Kennydale storage center to a single tenant under a noncancellable operating lease which expires October 31, 2003. The lease is renewable at current market rates at that time. Future minimum lease receipts are as follows:


            ----------------------------------------------------------------
                1996                                            $  131,818
            ----------------------------------------------------------------
                1997                                               136,948
            ----------------------------------------------------------------
                1998                                               137,938
            ----------------------------------------------------------------
                1999                                               126,084
            ----------------------------------------------------------------
                2000                                               126,084
            ----------------------------------------------------------------
                2001 to 2003                                       378,252
            ----------------------------------------------------------------
                                                                $1,037,124
            ----------------------------------------------------------------

                             Independent Auditors' Report


General Partners and Limited Partners
IDS/Shurgard Income Growth Partners L.P. II
Seattle, Washington


       We have audited the accompanying balance sheets of IDS/Shurgard Income Growth Partners L.P. II as of December 31, 1995 and 1994, and the related statements of earnings, partners' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.
       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
       In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.




Deloitte & Touche LLP

Seattle, Washington
March 1, 1996